Exhibit 4.1

STATEMENT WITH RESPECT TO SHARES
OF SERIES C CONVERTIBLE PREFERRED STOCK
OF
PENN NATIONAL GAMING, INC.

In compliance with the requirements of Section 1522 of the Business Corporation Law of 1988, P.L. 1444, No. 177 (15 Pa. Cons. Stat Section 1522(c)), the undersigned company, desiring to state the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, and other special rights, if any, of a class or a series of a class of its shares, HEREBY CERTIFIES THAT:

(1) The name of the corporation is Penn National Gaming, Inc. (the “Company”);

(2) The resolutions establishing and designating the class or series of shares and fixing and determining the relative rights and preferences thereof are set forth in full in Exhibit 1 attached hereto and made a part hereof;

(3) The aggregate number of shares of such class or series established and designated by (i) such resolutions, (ii) all prior statements, if any, filed under Section 1522 of the Business Corporation Law of 1988 or corresponding provisions of prior law with respect thereto, and (iii) any other provision of the Articles of Incorporation of the Company, is 31,000 shares; and

(4) The resolutions were adopted by the Board of Directors of the Company at a duly called meeting held on January 14, 2013, and shall be effective after the filing of this statement with respect to shares in the Department of State.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed in its corporate name on this 17th day of January, 2013.

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Secretary and Treasurer

Exhibit 1

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Articles of Incorporation of the Company, as amended, the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series C Convertible Preferred Stock:

Section 1.                                           Designation and Amount.  The shares of such series shall be designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting the Series C Preferred Stock shall be 18,500.  Such number of shares may be increased or decreased by resolution of the Board of Directors and the requisite filing with the Department of State of the Commonwealth of Pennsylvania; provided, that any such increase shall be limited to the number of authorized and unissued shares of undesignated Preferred Stock; and provided, further, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company, in each case, convertible into Series C Preferred Stock.

Section 2.                                           Dividends and Distributions. The holders of record of the issued and outstanding shares of Series C Preferred Stock shall be entitled to receive, out of assets legally available for the payment of dividends, dividends on the terms described below:

(A)                               Holders of shares of Series C Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of common stock of the Company (“Common Stock”) in all dividends and distributions paid (whether in the form of cash, stock, other assets, or otherwise, and including, without limitation, any dividend or distribution of shares of stock or other equity, or evidences of indebtedness, of any person, including, without limitation, the Company or any subsidiary, but not including any repurchase of Common Stock or other equity interests in the Company) on the shares of Common Stock, in the amount that such holders would have received if, immediately prior to each record date in respect of which dividends or distributions are paid, each 1/1,000th of a share of Series C Preferred Stock were converted into one share of Common Stock.   Dividends or distributions payable to the holders of shares of Series C Preferred Stock pursuant to this Section 2(A) shall be declared and paid on the same dates that such dividends or distributions are declared and paid, and in the same form payable, to holders of shares of Common Stock.

(B)                               Each dividend or distribution payable pursuant to Section 2(A) hereof shall be payable to the holders of record of shares of Series C Preferred Stock as they appear on the stock records of the Company at the close of business on the record date designated by the Board of Directors for such dividends or distributions, which shall be the same day as the record date for the payment of such dividends or distributions to holders

of shares of Common Stock.   In the event the Company shall at any time effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each  such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under Section 2(A) hereof shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 3.                                           Voting Rights.

(A)                               Except as set forth below or as required by applicable law, the holders of Series C Preferred Stock shall not be entitled to vote at any meeting of the shareholders for election of members of the Board of Directors or for any other purpose or otherwise to participate in any action taken by the Company or the shareholders thereof, or to receive notice of any meeting of shareholders.

(B)                               So long as any Series C Preferred Stock remains outstanding, the Company will not, without the affirmative vote or consent of the holders of a majority of the shares of Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) amend, alter or repeal the provisions of this Resolution, including by merger or consolidation (an “Event”), so as to adversely affect any right or privilege of the Series C Preferred Stock; provided, however, that no Event shall be deemed to adversely affect the rights and privileges of the Series C Preferred Stock, and the holders thereof shall have no right to vote with respect to such Event, if (x) following such Event, the Series C Preferred Stock remains outstanding with the terms thereof not adversely changed and represent an interest in the same issuer in which holders of Common Stock prior to such Event will hold their shares following such Event or (y) in connection with an Event in which the Company is not the surviving entity, the Series C Preferred Stock is exchanged for a security (a “Replacement Security”) with rights, preferences, privileges and voting powers that are no less favorable than the rights, preferences, privileges and voting powers of the Series C Preferred Stock (it being understood that a Replacement Security shall not be deemed to have rights, preferences, privileges or voting power that are less favorable than the Series C Preferred Stock if the difference in the rights, preferences, privileges or voting power is caused solely by differences between the state law of the jurisdiction of incorporation of the Company and the jurisdiction of incorporation of the issuer of the Replacement Security).

(C)                            On each matter submitted to a vote of the holders of Series C Preferred Stock in accordance with this Resolution, or as otherwise required by applicable law, each share of Series C Preferred Stock shall be entitled to one vote. With respect to each share of Series C Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of such holder.

Section 4.                                           Reacquired Shares.  Any shares of Series C Preferred Stock duly converted in accordance with this Statement with Respect to Shares or otherwise reacquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Statement with Respect to Shares creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 5.                                           Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $1.00 per share, plus an amount equal to declared and unpaid dividends and distributions thereon, to the date of such payment, provided that the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Company shall at any time effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 6.                                           Consolidation, Merger, etc.  In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series C Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment set forth in the following sentence, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Company shall at any time effect a subdivision or combination or consolidation of the outstanding shares of Common Stock, by reclassification or otherwise (except by payment of a dividend in shares of Common Stock), into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.                                           Mandatory Conversion.  If, at any time (such date the “Conversion Date”), any share of Series C Preferred shall be Transferred to any person other than the Company or an Affiliate of the Initial Holder who held such share (such share a “Transferred Share”), each 1/1,000 of a Transferred Share shall automatically convert to one share of Common Stock, effective as of the close of business on the Conversion Date.  In no event shall any Initial Holder or any of its Affiliates be permitted to own the shares of Common Stock issuable upon such conversion. In the event the Company shall at any time, on or prior to the Conversion Date, effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the first sentence of this Section 7 with respect to the number of shares of Common Stock to be issued upon conversion of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.  For purposes of this Resolution, “Affiliate” means, with respect to any person or entity, any other person or entity directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such person or entity; the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person or entity, and “Transfer” means the sale, transfer, assignment or other disposition of any share of Series C Preferred Stock.

Section 8.                                           Conversion Procedures.

(A)                               An Initial Holder shall immediately provide written notice to the Company of any Transfer by such Initial Holder of any share of Series C Preferred Stock to a person other than the Company or an Affiliate of such Initial Holder, which notice shall state the number of shares of Series C Preferred Stock subject to the Transfer, the person acquiring such shares and the Conversion Date.

(B)                               Effective immediately prior to the close of business on the Conversion Date with respect to any Transferred Share, but subject to the consummation of the Transfer of such share, dividends shall no longer be declared on such Transferred Share and such Transferred Share shall cease to be outstanding.

(C)                               Prior to the close of business on the Conversion Date with respect to any Transferred Share, shares of Common Stock issuable upon conversion thereof shall not be deemed outstanding for any purpose, and the holder of such Transferred Share shall have no rights with respect to Common Stock (including voting rights or rights to respond to tender offers for Common Stock) by virtue of holding such Transferred Share.

(D)                               The person or persons entitled to receive Common Stock issuable upon conversion of Transferred Shares shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Conversion Date with respect thereto. In the event that an Initial Holder fails to by written notice designate the name in which shares of Common Stock to be issued upon conversion of Transferred

Shares should be registered in the Company’s transfer records or the manner in which such shares should be delivered, the Company shall not be obligated to register or deliver such shares, until such written notice is provided, and until such time, such shares of Common Stock shall be issued in the name of the Company, which will hold such shares and all distributions thereon in trust for the transferee, subject to reimbursement by the rightful owner for reasonable out-of-pocket expenses incurred in connection therewith.

(E)                                As soon as reasonably practicable following the Conversion Date with respect to any Transferred Share, certificates representing shares of Common Stock shall be issued and delivered to the holder thereof or such holder’s designee upon presentation and surrender of the certificate evidencing the Transferred Share to the Company, or in the case of book-entry shares, a book-entry transfer and, if applicable, notice to the Company’s transfer agent, will be made by the Company upon the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, as applicable.

Section 9.                                           No Redemption.  The shares of Series C Preferred Stock shall not be redeemable.

Section 10.                                    Rank.  The Series C Preferred Stock shall rank junior to any other class of the Company’s Preferred Stock with respect to the payment of dividends and the distribution of assets.

Section 11.                                    Destroyed / Lost Certificates.  If any Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series C Preferred Stock certificate of like tenor and representing an equivalent amount of Series C Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Company, an indemnity on customary terms for such situations reasonably satisfactory to the Company

Section 12.                                    Certain Tax Matters.   The Company shall be entitled to deduct and withhold from any payment of cash, shares of Common Stock or other consideration payable to a holder of a share of Series C Preferred Stock, any amounts required to be deducted or withheld under applicable U.S. federal, state, local or foreign tax laws with respect to such payment.  In the event the Company previously remitted withholding taxes to a governmental authority in respect of any amount treated as a distribution on a share of Series C Preferred Stock, the Company shall be entitled to offset any such taxes against any amounts otherwise payable in respect of such share of Series C Preferred Stock.